Exhibit 10.3

OVERSEAS SHIPHOLDING GROUP, INC.

2004 Stock Incentive Plan

_______________________________

Performance Award Agreement
______________________________

You are hereby awarded a Performance Award with respect to shares of Overseas Shipholding Group, Inc. (the “Company”) common stock, $1.00 par value per share (“Common Stock”) subject to the terms and conditions set forth in this Performance Award Agreement (this “Agreement”) and in the Overseas Shipholding Group, Inc. 2004 Stock Incentive Plan, as amended and restated as of June 2, 2010 and as subsequently amended from time to time (the “Plan”).  All determinations, interpretations, or other actions respecting the Plan, your Performance Award and this Agreement will be made by the Committee appointed under the Plan, and will be final, conclusive and binding on all parties, including you and your successors in interest.

Specific Terms.  Your Performance Award has the following terms:

Name of Participant
Grant Date	February 23, 2011
Number of Shares of Common Stock Payable at Target Performance as set forth on Exhibit A (the “Target Award”)
A number of shares of Common Stock equal to the sum of (i) ____________ shares of Common Stock plus (ii) a number of shares of Common Stock equal to the cash value of any dividends paid during the Performance Period on the shares of Common Stock set forth in (i) and any shares of Common Stock previously calculated pursuant to this sub-section (ii), based on the closing price of a share of Common Stock on the dividend payment date as reported on the principal national securities exchange on which the Common Stock is then traded, subject to adjustment pursuant to Section 5 hereof.

Performance Period	February 23, 2011 through February 22, 2014
Performance Metric	See Exhibit A

1. Payment.  Subject to your not incurring a Termination during the Performance Period (except as otherwise specifically set forth in this Agreement), upon the Committee determining and certifying the level of achievement of the performance metric set forth on Exhibit A attached hereto with respect to the Performance Period, the Company will award to you a number of shares of Common Stock based on the level of attainment of the performance metric in accordance with Exhibit A (the “Awarded Shares”).  The Committee will certify the level of achievement of the performance metric during the Company’s first fiscal quarter in 2014, but in no event later than March 15, 2014, and on the date of such certification (the “Settlement Date”) the Company will award to you the applicable number of Awarded Shares, if any.

2. Termination of Employment.  In the event of your involuntary Termination during the Performance Period due to your death, by the Company by reason of your Disability or as the result of a reduction in force or job elimination, or due to your voluntary Termination on or after your attainment of age sixty-five (65), then on the Settlement Date you will receive a pro rated portion of the Awarded Shares that you would have received if you had not incurred such Termination, based on the actual level of achievement of the performance metric for the Performance Period.  Your pro rated portion will be determined by multiplying the number of Awarded Shares that you would have received if you had not incurred such Termination by a fraction, the numerator of which is the number of days during the Performance Period prior to your Termination date and the denominator of which is 1,095.  In the event of your Termination for any other reason during the Performance Period, your Performance Award will be immediately forfeited and automatically cancelled without further action of the Company, unless the Committee determines otherwise in its sole discretion.  For the avoidance of doubt, a reduction of your employment status with the Company or any of its Affiliates during the Performance Period to below Level 21 will not be deemed a Termination.

3. Change in Control. Notwithstanding anything herein to the contrary, in the event a Change in Control occurs during the Performance Period, then the Performance Period will end on the date of the Change in Control and on such date (i) the Committee will certify the level of achievement of the performance metric as of such date in accordance with Exhibit A and (ii) the Company will award to you the applicable number of Awarded Shares, if any, earned as of such date in accordance with Exhibit A.

4. Restrictions on Transfer.  You may not sell, pledge, assign, hypothecate, transfer, or dispose of your Performance Award in any manner.

5. Adjustments.  In the case of any change in corporate structure as contemplated under Section 4.2(b) of the Plan, an equitable adjustment of the Performance Award may be deemed necessary and will be made in accordance with such Section 4.2(b).

6. Amendment.  Except as otherwise provided in the Plan, no modification or waiver of any of the provisions of this Agreement will be effective unless in writing and signed by the party against whom it is sought to be enforced.

7. Taxes.  Although the Company does not guarantee the tax treatment of any payment under this Agreement, it is intended that any payment under this Agreement comply with, or be exempt from, the requirements of, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

8. Severability.  The provisions of this Award and the Plan are intended to be severable, and any illegal or invalid term will not affect the validity or legality of the remaining terms.

9. Notices.  Any notice or communication required or permitted to be given by any provision of this Agreement or the Plan shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows: (i) if to the Company or the Committee, at: Overseas Shipholding Group, Inc., 666 Third Avenue, New York, New York 10017, Attention: Robert Mozdean, Vice President and Head of Worldwide Human Resources; and (ii) if to you, at the address the Company has on file for you.  Any such notice shall be deemed to be given as of the date it is personally delivered or properly mailed.

10. Rights as a Stockholder.  You will have no rights as a stockholder with respect to any shares of Common Stock covered by your Performance Award unless and until you have become the holder of record of such Common Stock.

11. Investment Purposes.  Any Common Stock awarded to you pursuant to this Agreement will be awarded by the Company with the understanding that you may not sell or distribute the Common Stock unless it is registered for sale or the sale is in accordance with an available exemption from registration.

12. Miscellaneous.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees.  The Company may assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or any Affiliate by which you are employed to expressly assume and agree in writing to perform this Agreement.  Notwithstanding the foregoing, you may not assign this Agreement.  This Agreement shall be construed, interpreted and governed and the legal relationships of the parties determined in accordance with the internal laws of the State of Delaware without reference to rules relating to conflicts of law.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and you with respect to the subject matter hereof.  This Agreement may be executed in one or more counterparts (including via facsimile or PDF), all of which taken together shall constitute one contract.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

13. Provisions of Plan Control.  This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time.  The Plan is incorporated herein by reference.  A copy of the Plan has been delivered to you.  If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.  Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date set forth above.

OVERSEAS SHIPHOLDING GROUP, INC.

By: ____________________________________
Name:  Morten Arntzen
Title:  President and Chief Executive Officer

_________________________________________
Signature of Participant

_________________________________________
Name of Participant and Date

Exhibit A
Performance Metric
Performance Metric and Number of Shares

The performance metric established for purposes of the grant of the Performance Award is the closing price of a share of Common Stock on February 23, 2011, $34.90.  The actual performance measure/score will be determined by taking the average closing price for a share of Common Stock for the 20 trading days ending on the last trading day of the Performance Period (1) (the “Ending Average Stock Price”) February 22, 2013, and dividing it by the price per share of a share of Common Stock on the first day of the Performance Period, $34.90.  If the stock price doubles or exceeds double (result is greater than or equal to 2.0 per the formula above) the payout will be capped at 200%.  If the stock falls by more than 50% (result is less than 0.5) there will be 0% payout.  If the stock price stays flat (result is 1.0) there will be a payout of 100%.  The number of shares of Common Stock awarded to the Participant on the Settlement Date (i.e., Awarded Shares) will be determined by multiplying the Target Award by the Performance Payout Percentage determined as follows:

Ending Average Stock Price	Performance Payout Percentage
$69.80 and above (Maximum Performance)	200%
$34.90 (Target Performance)	100%
$17.45 (Threshold Performance)	50%
less than $17.45	0%

Dividends will be paid in the form of additional performance share units at the same time dividends are paid on the Common Stock in an amount equal to the result obtained by dividing (i) the product of (x) the amount of performance share units owned by the Reporting Person on record date for the dividend on the Common Stock times (y) the dividend per share on the Common Stock by (ii) the closing price of a share of Common Stock on the payment date of the dividend on the Common Stock.  The performance share units resulting from reinvested dividends will convert into the number of shares of Common Stock and the Performance Payout Percentage will be applied and vest on the close of business on February 22, 2014.

The Committee shall interpolate the Performance Payout Percentage for the achievement of an Ending Stock Price between each applicable target level, which percentage shall be calculated to the nearest one-hundredth percent.  Fractional shares of Common Stock payable based on the calculation shall be eliminated by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half.  No cash settlements shall be made with respect to fractional shares of Common Stock eliminated by rounding.

If the Participant is a “covered employee” as defined in Treasury Regulation Section 1.162-27(c)(ii)(2), then (i) the performance metric is intended to be “performance-based” under Section 162(m) of the Code, (ii) the terms and conditions governing the Performance Award will be construed and interpreted in a manner consistent with Section 162(m) of the Code, (iii) without limiting the generality of the foregoing, the Committee will certify the attainment of the level of Target Performance achieved to the extent and in the manner required by Section 162(m) of the Code and (iv) with respect to the Performance Period, to the extent any provision contained herein creates impermissible discretion under Section 162(m) of the Code, such provision will be of no force or effect.

(1) As reported on the principal national securities exchange on which the Common Stock is then traded.